Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, July 25, 2019	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2019

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2019.

The Company promoted a NASCAR triple-header and hosted the Firefly Music Festival (“Firefly”) in Dover during the second quarter of both 2019 and 2018. The Company leases a portion of its facility to the promoter of Firefly, provides logistical assistance and handles certain concessions for which the Company retains a percentage of the gross sales.

Revenues for the second quarter of 2019 were $24,838,000 compared to $25,812,000 for the second quarter of 2018. The decrease is primarily from lower corporate spending and admissions revenue at our rain delayed spring NASCAR weekend, and lower commissions from Firefly, partially offset by the scheduled increase in broadcasting revenue.

Operating and marketing expenses increased to $14,584,000 in the second quarter of 2019 from $14,234,000 in the second quarter of 2018. The increase was primarily due to the scheduled increase in purse and sanction fees for the NASCAR weekend.

General and administrative expenses of $1,826,000 in the second quarter of 2019 remained consistent compared to $1,799,000 in the second quarter of 2018.

Net interest expense decreased to $10,000 in the second quarter of 2019 from $33,000 in the second quarter of 2018 due to lower outstanding borrowings.

Provision for contingent obligation was $135,000 during the second quarter of 2019 compared to $69,000 during the second quarter of 2018 primarily due to a lower discount rate used to value the liability.

Earnings before income taxes for the second quarter of 2019 were $7,546,000 compared with $8,879,000 for the second quarter of 2018.

Net earnings for the second quarter of 2019 were $5,501,000 or $0.15 per diluted share compared to $6,508,000 or $0.18 per diluted share in the second quarter of 2018.

As previously reported, we closed on the sale of a parcel of land in Nashville during the first quarter of 2018 for net proceeds of approximately $5 million after closing costs, resulting in a gain of $2,512,000. 225 acres of our Nashville Superspeedway property were under option for a total purchase price of approximately $12.4 million. We sold 7.6 acres of the option land during the first quarter of 2019 for net proceeds of approximately $267,000, resulting in a gain of $139,000.

During June 2019, we amended the option agreement and the buyer exercised its option to purchase two of the parcels, comprising approximately 133 acres, for gross proceeds of approximately $6,400,000. Closing on these parcels is expected to occur by the end of July. In addition, the option for the remaining parcel of approximately 97 acres was extended until March 1, 2022. The buyer has paid $500,000 for the extension which would be credited to the purchase price at closing. The Company continues to hold approximately 1,000 acres of commercial real estate in Nashville.

The Company’s financial position strengthened during the quarter. At June 30, 2019, the Company had no outstanding indebtedness and almost $9 million in available cash.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Admissions	$2,502	$2,853	$2,502	$2,853
Event-related	3,453	4,830	3,582	5,056
Broadcasting	18,878	18,128	18,878	18,128
Other	5	1	5	1

	24,838	25,812	24,967	26,038

Expenses:
Operating and marketing	14,584	14,234	15,639	15,385
General and administrative	1,826	1,799	3,742	3,754
Depreciation	794	825	1,587	1,703

	17,204	16,858	20,968	20,842

Gain on sale of land	—	—	139	2,512

Operating earnings	7,634	8,954	4,138	7,708

Interest expense	(10)	(33)	(16)	(73)
Provision for contingent obligation	(135)	(69)	(246)	(136)
Other income	57	27	189	31

Earnings before income taxes	7,546	8,879	4,065	7,530

Income tax expense	(2,045)	(2,371)	(1,054)	(2,014)

Net earnings	$5,501	$6,508	$3,011	$5,516

Net earnings per common share:
Basic	$0.15	$0.18	$0.08	$0.15

Diluted	$0.15	$0.18	$0.08	$0.15

Weighted average shares outstanding:
Basic	36,010	36,160	36,021	36,196
Diluted	36,010	36,160	36,021	36,196

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES

TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP earnings before income taxes	$7,546	$8,879	$4,065	$7,530
Gain on sale of land(1)	—	—	(139)	(2,512)

Adjusted earnings before income taxes	$7,546	$8,879	$3,926	$5,018

GAAP net earnings	$5,501	$6,508	$3,011	$5,516
Gain on sale of land, net of income taxes(1)	—	—	(110)	(1,984)

Adjusted net earnings	$5,501	$6,508	$2,901	$3,532

GAAP net earnings per common share—basic and diluted	$0.15	$0.18	$0.08	$0.15
Gain on sale of land, net of income taxes(1)	—	—	—	(0.05)

Adjusted net earnings per common share—basic and diluted	$0.15	$0.18	$0.08	$0.10

(1)	During the first quarter of 2019 and 2018, we closed on sales of parcels of land at our Nashville Superspeedway facility resulting in gains of $139,000 and $2,512,000, respectively.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land. Income taxes are based on our approximate statutory tax rates. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2019	June 30, 2018	December 31, 2018
ASSETS
Current assets:
Cash	$8,989	$5,257	$3,951
Accounts receivable	1,449	2,177	676
Inventories	20	19	21
Prepaid expenses and other	933	921	1,055
Assets held for sale	2,203	—	531

Total current assets	13,594	8,374	6,234

Property and equipment, net	48,559	49,827	48,137
Nashville Superspeedway facility	21,322	23,567	23,567
Right of use asset	231	—	—
Other assets	1,169	1,091	1,015

Total assets	$84,875	$82,859	$78,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$712	$239	$187
Accrued liabilities	3,053	2,822	3,083
Payable to Dover Downs Gaming & Entertainment, Inc.	—	19	9
Income taxes payable	1,149	1,185	118
Contract liabilities	2,008	1,700	1,140

Total current liabilities	6,922	5,965	4,537

Liability for pension benefits	666	1,708	773
Lease liability	157	—	—
Non-refundable deposit	500	—	—
Provision for contingent obligation	2,630	2,096	2,384
Deferred income taxes	8,074	8,534	8,371

Total liabilities	18,949	18,303	16,065

Stockholders’ equity:
Common stock	1,809	1,821	1,805
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,388	101,613	101,416
Accumulated deficit	(35,815)	(37,269)	(38,826)
Accumulated other comprehensive loss	(3,307)	(3,460)	(3,358)

Total stockholders’ equity	65,926	64,556	62,888

Total liabilities and stockholders’ equity	$84,875	$82,859	$78,953

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net earnings	$3,011	$5,516
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,587	1,703
Amortization of credit facility fees	31	32
Stock-based compensation	176	171
Deferred income taxes	(317)	(160)
Provision for contingent obligation	246	136
(Gains) losses on equity investments	(113)	6
Gain on sale of land	(139)	(2,512)
Changes in assets and liabilities:
Accounts receivable	(773)	(1,701)
Inventories	1	(4)
Prepaid expenses and other	58	182
Accounts payable	555	178
Accrued liabilities	(104)	(227)
Payable to Dover Downs Gaming & Entertainment, Inc.	(9)	12
Income taxes payable	1,031	1,748
Contract liabilities	868	451
Liability for pension benefits	(36)	(1,038)

Net cash provided by operating activities	6,073	4,493

Investing activities:
Capital expenditures	(2,154)	(530)
Proceeds from sale of land and equipment, net	827	4,945
Non-refundable deposit received	500	—
Purchases of equity investments	(9)	(62)
Proceeds from sale of equity investments	1	56

Net cash (used in) provided by investing activities	(835)	4,409

Financing activities:
Borrowings from revolving line of credit	4,060	9,400
Repayments on revolving line of credit	(4,060)	(12,640)
Repurchase of common stock	(200)	(406)

Net cash used in financing activities	(200)	(3,646)

Net increase in cash	5,038	5,256
Cash, beginning of period	3,951	1

Cash, end of period	$8,989	$5,257